News Release

Firsthand Technology Value Fund Discloses

Top Portfolio Holdings

San Jose, CA, December 20, 2021 – Firsthand Technology Value Fund, Inc. (NASDAQ: SVVC) (the “Fund”), a publicly traded venture capital fund that invests in technology and cleantech companies, disclosed today that its top five holdings as of November 30, 2021, were IntraOp Medical, Wrightspeed, Revasum, Pivotal Systems, and Hera Systems.

1.

IntraOp Medical Corp. is the manufacturer of the Mobetron, a medical device that is used to deliver intra-operative radiation to cancer patients. As of November 30, 2021, the Fund’s investment in IntraOp consisted of 26,856,187 shares of preferred stock plus debt securities and represented approximately 33.0% of the Fund’s estimated total investments.*

2.

Wrightspeed, Inc. is a supplier of electric drivetrains for heavy-duty commercial vehicles. As of November 30, 2021, the Fund’s investment in Wrightspeed consisted of 60,802,795 shares of preferred and common stock plus debt securities and warrants to purchase additional shares, and represented approximately 26.5% of the Fund’s estimated total investments.*

3.

Revasum, Inc. (ASX: RVS) is a provider of chemical-mechanical planarization (CMP) and grinding tools to the semiconductor industry. As of November 30, 2021, the Fund’s investment in Revasum consisted of 46,834,340 shares of common stock equivalents (CDI’s) and represented approximately 18.2% of the Fund’s estimated total investments.*

4.

Pivotal Systems Corp. (ASX: PVS) provides monitoring and process control technologies for the semiconductor manufacturing industry. As of November 30, 2021, the Fund’s investment in Pivotal consisted of 14,589,506 shares of common stock equivalents (CDI’s) and represented approximately 9.4% of the Fund’s estimated total investments.*

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5.

Hera Systems, Inc. is developing micro satellites with imaging and communication capabilities for launch into low Earth orbit. As of November 30, 2021, the Fund’s investment in Hera consisted of 13,331,527 shares of preferred stock plus debt securities and warrants to purchase additional shares and represented approximately 6.2% of the Fund’s estimated total investments.*

The Fund also announced that as of November 30, 2021, the estimated total investments* of the Fund were approximately $97.1 million, or $14.09 per share, including cash and cash equivalents of approximately $0.28 per share. As of that date, the Fund’s top five holdings constituted 93.4% of the Fund’s estimated total investments.* Complete financial statements and a detailed schedule of investments as of December 31, 2021, will be available in the Fund’s annual report filing on Form 10-K in March 2022.

*	Total investments are estimated as of November 30, 2021, and represent the value of the Fund’s total investments as of September 30, 2021, plus the estimated net change in unrealized appreciation/depreciation and actual realized gains/losses on publicly traded and private securities since September 30, 2021. For the purposes of calculating the percentage of estimated total investments represented by each investment, the value of each holding is determined by either: (1) the purchase price, (2) the market value for public securities, less any discounts taken due to restrictions on the stock, or (3) the September 30, 2021, fair value of each security, as determined under procedures approved by our Board of Directors. The estimated total investments figure does not reflect net asset value because actual and estimated liabilities (such as estimated tax liabilities and performance fees, accrued vendor service fees and other liabilities) are not deducted.

About Firsthand Technology Value Fund

Firsthand Technology Value Fund, Inc. is a publicly traded venture capital fund that invests in technology and cleantech companies. More information about the Fund and its holdings can be found online at www.firsthandtvf.com.

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News Release

The Fund is a non-diversified, closed-end investment company that elected to be treated as a business development company under the Investment Company Act of 1940. The Fund’s investment objective is to seek long-term growth of capital. Under normal circumstances, the Fund will invest at least 80% of its total assets for investment purposes in technology and cleantech companies. An investment in the Fund involves substantial risks, some of which are highlighted below. Unlike most business development companies, the Fund is taxed as a corporation rather than a Regulated Investment Company under federal tax laws, based on the composition of its assets. Please see the Fund’s public filings for more information about fees, expenses and risk. Past investment results do not provide any assurances about future results.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS: This press release contains "forward-looking statements" as defined under the U.S. federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will," and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to materially differ from the Fund’s historical experience and its present expectations or projections indicated in any forward-looking statement. These risks include, but are not limited to, changes in economic and political conditions, regulatory and legal changes, technology and cleantech industry risk, valuation risk, non-diversification risk, interest rate risk, tax risk, and other risks discussed in the Fund’s filings with the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Fund undertakes no obligation to publicly update or revise any forward-looking statements made herein. There is no assurance that the Fund’s investment objectives will be attained. We acknowledge that, notwithstanding the foregoing, the safe harbor for forward-looking statements under the Private Securities Litigation Reform Act of 1995 does not apply to investment companies such as us.

Contact:

Phil Mosakowski

Firsthand Capital Management, Inc.

(408) 624-9526

vc@firsthandtvf.com